UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYIOS Corporation
(Exact name of registrant as specified in its charter)

Nevada	03-7392107
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1300 Pennsylvania Avenue, Suite 700, Washington D.C.	20004
(Address of principal executive offices)	(Zip Code)

2007 Equity Incentive Plan
(Full title of the plan)

Timothy Carnahan Chief Executive Officer CYIOS Corporation 1300 Pennsylvania Avenue, Suite 700 Washington D.C. 20004
(Name and address of agent for service)

(703) 294-9933
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock
$0.001 par value	3,500,000	$0.13	$455,000	$13.97
Total	3,500,000	$0.13	$455,000	$13.97

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices for the registrant’s common stock as reported on the OTC Bulletin Board on November 27, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I - 1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by CYIOS Corporation (the “Registrant”) with the Commission, are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the Commission on April 17, 2007;

(b)
The Registrant’s Quarterly Reports on Form 10-QSB as filed with the Commission, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for each of the quarters ended March 31, June 30, and September 30, 2007, on May 15, August 20, and November 14, 2007, respectively;

(c)	The Registrant’s Current Reports on Form 8-K as filed with the Commission, pursuant to Section 13(a) of the Exchange Act, on July 11, 2007 and July 20, 2007;

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act from December 31, 2006; and

(e)
The description of the Registrant’s common stock contained in its Registration Statement on Form 10-SB as filed with the Commission on September 10, 1999, pursuant to Section 12(g) of the Exchange Act, and effective as of February 9, 2000.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the respective filing dates of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

In accordance with Nevada Revised Statutes (“NRS”) Section 78.138 and Article 6 of the Registrant’s Articles of Incorporation no director or officer of the Corporation shall be held personally liable to the Corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, except with respect to (i) acts or omissions which constitute a breach of fiduciary duty, or involve intentional misconduct, fraud or a knowing violation of law, or (ii) the unlawful payment of dividends.

In addition, in accordance with NRS Section 78.7502 and Article 7 of the Registrant’s Articles of Incorporation, every person who was or is a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, may be indemnified and held harmless to the fullest extent permissible under the laws of the State of Nevada against all expenses, liability and loss, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith; provided, however, such person (i) is not liable pursuant to NRS Section 78.138, and (ii) has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

A person who was or is a party, or threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, may be indemnified and held harmless to the fullest extent permissible under the laws of the State of Nevada against all expenses, liability and loss, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith; provided, however, such person (i) is not liable pursuant to NRS Section 78.138, and (ii) has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation; provided, further, that no indemnification may be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

In accordance with Article 7 of the Registrant’s Articles of Incorporation, the expenses of officers and directors incurred in connection with a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of such suit or proceeding; provided, however, such director or officer undertake to repay any amounts determined by a court of competent jurisdiction that such person was not entitled to receive.

Any discretionary indemnification under NRS Section 78.7502, unless ordered by a court or advanced to a director or officer in accordance with the laws of the State of Nevada or Article 7 of the Registrant’s Articles of Incorporation, may be made by the Corporation only as authorized in each specific case upon a determination by (i) the Corporation’s stockholders, (ii) the board of directors by majority vote of a quorum of directors who are not parties to the action, suit or proceeding, (iii) if ordered by a majority vote of a quorum of directors who are not parties to the action, suit or proceeding, by independent legal counsel in a written opinion, or (iv) if a quorum of directors who are not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion, that such indemnification is proper in the circumstances.

Article 7 of the Registrant’s Articles of Incorporation also allows the Corporation’s board of directors to adopt such bylaws as will provide the Corporation’s directors and officers with indemnification to the fullest extent permitted under the laws of the State of Nevada, and NRS Section 78.752 and Article 7 allow the board to cause the Corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, for any liability and expenses incurred by such person in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Corporation has the authority to indemnify such person against such liability or expense.

The foregoing provisions of the NRS are self-executing, and, as such, to the extent that any provisions of the Corporation’s Articles of Incorporation or bylaws are deemed inconsistent, the provisions of the NRS will control.

The Registrant has not entered into any indemnification agreements with or procured any insurance policy on behalf of any of its directors, officers, employees or agents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.	Description of Exhibit

4.1	Articles of Incorporation of CYIOS Corporation, dated October 11, 1997, incorporated by reference to Exhibit 2.A of the Registrant’s Form 10-SB filed September 3, 1999.

4.2	Certificate of Amendment to the Articles of Incorporation of CYIOS Corporation, dated April 26, 1999, incorporated by reference to Exhibit 2.B of the Registrant’s Form 10-SB filed September 3, 1999.

4.3	Certificate of Amendment to the Articles of Incorporation of CYIOS Corporation, dated November 8, 2001.*

4.4	Certificate of Amendment to the Articles of Incorporation of CYIOS Corporation, dated April 7, 2005.*

4.5	Certificate of Amendment to the Articles of Incorporation of CYIOS Corporation, dated October 21, 2005.*

4.6	Bylaws of CYIOS Corporation, dated October 15, 1999, incorporated by reference to Exhibit 2.D of the Registrant’s Form 10-SB filed September 3, 1999.

4.7	2007 Equity Incentive Plan*

5.1	Opinion of Richardson & Patel LLP*

23.1	Consent of Traci J. Anderson, CPA*

23.2	Consent of Richardson & Patel LLP (filed as part of Exhibit 5.1).

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, the District of Columbia on the 28th day of November, 2007.

CYIOS CORPORATION

By:	/s/ Timothy W. Carnahan
Name: Timothy W. Carnahan
Title: Chief Executive Officer